FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
Susannah Livingston	media@sprouts.com
(602) 682-1584
susannahlivingston@sprouts.com

Sprouts Farmers Market Announces $600 Million Share Repurchase Authorization

PHOENIX, Ariz. (Globe Newswire) - March 3, 2022 – Sprouts Farmers Market, Inc. (Nasdaq: SFM) announced today that its Board of Directors authorized a new share repurchase program of $600 million of its common shares on March 2, 2022, which replaces our current authorization with less than $100 million remaining. The shares may be purchased on a discretionary basis from time to time, subject to general business and market conditions and other investment opportunities, through open market purchases, privately negotiated transactions or other means, including through Rule 10b5-1 trading plans. This share repurchase program may be commenced, suspended or discontinued at any time and expires on December 31, 2024.

“Our ongoing share repurchase program reflects our robust cash flow generation and the Board's confidence in the company’s strategy and potential of our business. We remain focused on driving long-term value for our investors, while balancing deployment of capital to drive growth over the long term,” said Chip Molloy, chief financial officer of Sprouts Farmers Market.

Forward-Looking Statements

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Any statements contained herein that are not statements of historical fact should be considered forward-looking statements that involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include those set out in the company’s Securities and Exchange Commission filings. The company intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more information becomes available, except as required by law.

Corporate Profile

Sprouts is the place where goodness grows. True to its farm-stand heritage, Sprouts offers a unique grocery experience featuring an open layout with fresh produce at the heart of the store. Sprouts inspires wellness naturally with a carefully curated assortment of better-for-you products paired with purpose-driven people. The healthy grocer continues to bring the latest in wholesome, innovative products made with lifestyle-friendly ingredients such as organic, plant-based and gluten-free. Headquartered in Phoenix, and one of the fastest-growing specialty retailers of fresh, natural and organic food in the country, Sprouts employs approximately 31,000 team members and operates more than 370 stores in 23 states nationwide. To learn more about Sprouts, and the good it brings communities, visit about.sprouts.com.

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Source: Sprouts Farmers Market, Inc

Phoenix, AZ

3/3/22